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                                                                      EXHIBIT 99

                               [MAX & ERMA'S LOGO]
                   4849 EVANSWOOD DRIVE, COLUMBUS, OHIO 43229




FOR IMMEDIATE RELEASE
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Max & Erma's Restaurants, Inc.    For Further Information Contact:
NASDAQ:  MAXE                     William C. Niegsch, Jr.
                                  Exec.Vice President & Chief Financial Officer
                                  (614) 431-5800
January 19, 2005                  www.maxandermas.com



   MAX & ERMA'S ANNOUNCES PROPOSED TRANSACTION TO TERMINATE SEC REGISTRATION


COLUMBUS, OHIO - JANUARY 19, 2004 - MAX & ERMA'S RESTAURANTS, INC. (NASDAQ/NM:
MAXE) announced today that its Board of Directors has approved a 1-for-200 reverse stock split to be followed immediately by a 200-for-1 forward stock split. If the transaction is approved by Max & Erma's stockholders and implemented, Max & Erma's expects to have fewer than 300 stockholders of record, which would enable Max & Erma's to voluntarily terminate the registration of its common stock. As a result, Max & Erma's would no longer be required to file periodic reports and other information with the Securities and Exchange Commission, although it intends to provide remaining stockholders with quarterly and annual results following deregistration. In addition, the Company's common stock would no longer trade on the Nasdaq National Market. Instead, the Company expects that its shares would be traded in the over-the-counter markets and quoted in the "pink sheets."

Pursuant to the transaction, stockholders holding fewer than 200 shares of Max & Erma's common stock immediately before the transaction will receive from Max & Erma's a cash payment for fractional shares equal to $16.00 per pre-split share. Stockholders holding 200 or more shares of Max & Erma's common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment. Max & Erma's anticipates that the proposed transaction will result in the repurchase of approximately 53,000 pre-split shares.

The Board of Directors created a special committee of non-employee, independent directors to review the proposed transaction. The special committee hired and received an opinion from its financial advisor, GBQ Partners, LLC, that the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to Max & Erma's stockholders.


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"The costs associated with Max & Erma's being an SEC reporting company are no longer justified by the limited benefits to Max & Erma's and its stockholders," said Todd Barnum, Chairman, President and CEO of Max & Erma's. "These costs have significantly increased for Max & Erma's as a result of the passage of The Sarbanes-Oxley Act and ensuing SEC and Nasdaq rules, and we expect these costs to continue to increase in the future. Deregistering as an SEC reporting company should provide Max & Erma's with cost savings and management flexibility to focus on long-term growth."

The Company anticipates that the proposed transaction will save the Company approximately $450,000 in the first year following deregistration and $350,000 on an annual basis thereafter (exclusive of the cost to repurchase fractional shares and transaction costs).

The proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of Max & Erma's common stock. Stockholders will be asked to approve the transaction at Max & Erma's next annual meeting of stockholders, currently expected to be held in April of this year.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. Max & Erma's intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the annual meeting and the proposed transaction, including information about the persons soliciting proxies, their interests in the transaction, and related matters. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. Max & Erma's will also mail a copy of the definitive proxy statement prior to the annual meeting to its stockholders entitled to vote at the annual meeting.

Max & Erma's currently owns and operates 78 casual dining full-service restaurants under the Max & Erma's name in Akron, Columbus, Cleveland, Cincinnati, Toledo, Dayton and Niles, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids and Lansing, Michigan; Pittsburgh and Erie, Pennsylvania; Lexington and Louisville, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia and Norfolk and Virginia Beach, Virginia. The Company also franchises 20 restaurants in Chillicothe, Cincinnati, Cleveland, Columbus, Dayton, Sandusky and Wilmington, Ohio, the Ohio Turnpike, St. Louis, Missouri, Green Bay, Wisconsin, Philadelphia, Pennsylvania and Southern Indiana. The Company's common shares are traded on the NASDAQ National Market System under the symbol MAXE.

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This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction, the termination of registration of the Company's common stock under the Securities Exchange Act of 1934, trading of the Company's common stock following the proposed transaction, providing quarterly and annual reports to remaining stockholders, and expected cost savings of the transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction and subsequent termination of SEC registration are each subject to various conditions and may not occur. Even if these events do occur, the Company may not realize the costs savings anticipated as of the date of this press release.
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